Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

DANUBE PRIVATE HOLDINGS II, LLC,

DANUBE PRIVATE ACQUISITION CORP.

and

DIGITAL RIVER, INC.

Dated as of October 23, 2014

i

Section 9.12	WAIVER OF JURY TRIAL	68

Exhibit A	Definitions
Exhibit B	Certificate of Incorporation of the Surviving Corporation

Index of Defined Terms

2014 Cash Bonuses	47
Acceptable Confidentiality Agreement	39
Acquisition Sub	1
Additional Amounts	59
Adverse Recommendation Change	41
Affiliate	A-1
Aggregate Merger Consideration	4
Agreement	1
Alternative Acquisition Agreement	41
Alternative Financing	49
Anti-Money Laundering Laws	13
Antitrust Division	A-1
Antitrust Laws	12
Blue Sky Laws	A-1
Book-Entry Shares	3
Business Day	A-1
Certificate of Merger	2
Certificates	3
claim	30
Closing	2
Closing Date	2
Code	A-2
Company	1
Company Agreement	47
Company Benefit Plan	16
Company Common Stock	3
Company Disclosure Letter	A-2
Company Equity Awards	A-2
Company ESPP	A-2
Company Material Adverse Effect	A-2
Company Material Contract	21
Company Option	A-3
Company Permits	12
Company Recommendation	A-3
Company Related Parties	59
Company Restricted Stock	A-3
Company SEC Documents	13
Company Stockholder Advisory Vote	10
Company Welfare Plans	46
Competing Proposal	43

Confidentiality Agreement	A-4
Consent	11
Continuing Employees	46
Contract	A-4
control	A-4
Convertible Notes Indenture	52
D&O Indemnified Parties	44
debt	30
Debt Commitment Letter	28
Debt Financing	28
Debt Financing Sources	A-4
DGCL	1
Dissenting Shares	8
Effective Time	2
Environmental Laws	A-4
Environmental Permits	23
Equity Commitment Letter	28
Equity Financing	28
Equity Financing Sources	A-5
ERISA	A-5
ERISA Affiliate	16
Exchange Act	A-5
Exchange Fund	4
Excluded Party	43
Final Purchase Date	7
Financing	28
Financing Agreements	49
Financing Commitments	28
Financing Sources	A-5
GAAP	A-5
Go-Shop Period	39
Governmental Authority	A-5
Guarantors	1
Guaranty	1
Hazardous Materials	A-5
HSR Act	A-6
Insurance Policies	24
Intellectual Property Rights	18
Intervening Event	42
IRS	A-6
Knowledge	A-6
Law	A-6
Leased Real Property	23
Leases	A-6
Lien	A-6
Merger	1

v

Merger Consideration	3
Merger Litigation	36
Morgan Stanley	24
Non-US Plans	17
Notice of Adverse Recommendation	42
Notice of Superior Proposal	42
Option Cash Payment	6
Order	A-7
Other Company Award Payment	7
Other Company Awards	A-7
Parent	1
Parent Disclosure Letter	A-7
Parent Expenses	60
Parent Material Adverse Effect	A-7
Parent Organizational Documents	A-7
Parent Related Parties	59
Paying Agent	4
Performance Share Award	A-7
Performance Share Award Payment	7
Permitted Lien	A-7
Person	A-8
Post-Closing Plans	46
Post-Closing Welfare Plans	46
Proxy Statement	14
Release	A-8
Representatives	38
Requisite Stockholder Approval	24
Retained Claims	67
Reverse Termination Fee	58
Sanctioned Country	12
Sanctions	12
Sarbanes-Oxley Act	13
SEC	A-8
Secretary of State	A-8
Securities Act	A-8
Solvent	30
Stockholders’ Meeting	35
Subsidiary	A-8
Superior Proposal	43
Surviving Corporation	2
Tax	A-9
Tax Returns	A-9
Taxes	A-9
Termination Date	55
Termination Fee	58
Third Party	A-9

Total Common Merger Consideration	A-9
WARN Act	A-9

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2014 (this “Agreement”), is made by and among Danube Private Holdings II, LLC, a Delaware limited liability company (“Parent”), Danube Private Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and Digital River, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the board of managers of Parent and the respective boards of directors of Acquisition Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, the respective boards of directors of the Company and Acquisition Sub have approved and declared advisable, and each of the board of managers of Parent and Parent as the sole stockholder of Acquisition Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Siris Partners II, L.P., a Delaware limited partnership (the “Guarantor”), is entering into a limited guaranty (the “Guaranty”) in favor of the Company, dated as of the date hereof, pursuant to which the Guarantor has guaranteed certain obligations of Parent and Acquisition Sub under this Agreement; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Exhibit A.

ARTICLE II

THE MERGER

Section 2.1                                 The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.2                                    The Closing.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Chicago time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois 60606, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3                                    Effective Time.

(a)                                 Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger in customary form and substance (the “Certificate of Merger”) to be executed and filed with the Secretary of State as provided under the DGCL.  The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between Parent and the Company and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b)                                 The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the obligations, liabilities, and duties of the Company and Acquisition Sub shall become the obligations, liabilities and duties of the Surviving Corporation.

Section 2.4                                    Certificate of Incorporation and Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation shall be amended to be identical to that set forth in Exhibit B hereto until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation of the Surviving Corporation (subject to Section 6.6).

(b)                                 At the Effective Time, and without any further action on the part of the Company and Acquisition Sub, the bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except the references to Acquisition Sub’s name shall be replaced by references to “Digital River, Inc.”), until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation (subject to Section 6.6).

Section 2.5                                    Board of Directors.  The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be.

Section 2.6                                    Officers.  From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1                                    Effect on Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a)                                 Cancellation or Conversion of Company Securities.  Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.  Each share of Company Common Stock owned by wholly-owned Subsidiaries of the Company shall remain outstanding and be converted into one (1) newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)                                 Conversion of Company Securities.  Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares canceled or converted pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive $26.00 per share of Company Common Stock in cash, without interest (the “Merger Consideration”).  Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall as of the Effective Time no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

(c)                                  Conversion of Acquisition Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.001 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation and along with any shares converted pursuant to Section 3.1(a), constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)                                 Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.  Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2                                    Exchange of Certificates.

(a)                                 Designation of Paying Agent; Deposit of Exchange Fund.  Prior to the Closing, Parent shall enter into a customary paying agent agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) for the payment of the Merger Consideration as provided in Section 3.1(b).  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (the “Aggregate Merger Consideration” and such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”).  In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 3.1(b) (and, if applicable, Section 3.5), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to such deficiency.  Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b).  The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b)                                 As promptly as reasonably practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share (other than the Surviving Corporation, its Subsidiaries and Parent) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(c)                                  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled.  The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d)                                 In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(e)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent or its designee, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent and the Surviving Corporation (subject to applicable abandoned property, escheat or other similar Laws) as general creditor thereof for payment of their claims for Merger Consideration in respect thereof.  Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration.

(f)                                   No Liability.  None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or

Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)                                  Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses that render the Exchange Fund insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in the amount which is equal to such deficiency, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, or in commercial paper rated A-1 or P-1 or better by Moody’s Investment Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

(h)                                 Withholding.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any former holder of Company Common Stock or holder of Company Equity Awards such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.3                                    Company Options, Company Restricted Stock, Other Company Awards; Company ESPP; Performance Share Awards.

(a)                                 Treatment of Company Options.  As of immediately prior to the Effective Time, each vested and unvested Company Option that is outstanding shall become vested and exercisable in full and to the extent not exercised as of the Effective Time shall be canceled and shall entitle the holder thereof to receive as soon as practicable following the Effective Time an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Company Option (the “Option Cash Payment”).  Following the Effective Time, any such canceled Company Option shall no longer be exercisable for Company Common Stock and shall only entitle the Company Option holder to the Option Cash Payment, which shall be paid by the Surviving Corporation as of, or as promptly as reasonably practicable following, the Effective Time.

(b)                                 Treatment of Company Restricted Stock.  Immediately prior to the Effective Time, each then-outstanding share of unvested Company Restricted Stock shall, contingent upon the Effective Time, vest and be treated in accordance with Section 3.1(b) (subject to any applicable withholding or other Taxes required by applicable Law to be withheld), except that the Surviving Corporation may, upon surrender of a Certificate or Book-Entry Share for cancellation, pay, at or as promptly as reasonably practicable following the Effective Time, the applicable Merger Consideration to the holder thereof which shall relieve Parent’s obligation to deposit such amounts with the Paying Agent.

(c)                                  Treatment of Other Company Awards.  As of the Effective Time, any vesting or settlement conditions or restrictions applicable to each Other Company Award (other than Performance Share Awards, which are the subject of Section 3.3(e)) outstanding immediately prior thereto shall lapse and the holder shall receive an amount in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Other Company Award and (ii) the Merger Consideration (the “Other Company Award Payment”).  The Other Company Award Payment shall be paid by the Surviving Corporation as of, or as promptly as reasonably practicable following, the Effective Time; provided, however, that the Other Company Award Payment shall be paid at such other time or times following the Effective Time consistent with the terms of the Other Company Award to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code.

(d)                                 Treatment of Company ESPP.  No new offering period shall commence under the Company ESPP following completion of the offering period in progress as of the date of this Agreement under the Company ESPP (the date of such completion, the “Final Purchase Date”).  Shares of Company Common Stock shall be issued to participants thereunder on the Final Purchase Date, such that each then outstanding option under the Company ESPP shall be exercised automatically on such Final Purchase Date.  The Company shall terminate the Company ESPP as of or prior to the Effective Time.  The Company shall, after the date hereof and prior to the Final Purchase Date, take all necessary actions (including amending the Company ESPP if applicable (i) to avoid the commencement of any new offering period thereunder at or after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time and (ii) to prevent new participants from joining the offering period in progress as of the date of this Agreement.

(e)                                  Treatment of Performance Share Awards.  As of the Effective Time, each Performance Share Award that is outstanding and vested immediately prior to the Effective Time (after taking into account any acceleration of vesting or lapse restrictions thereto provided for in the Company Benefit Plans or in any award agreement by reason of the transactions contemplated hereby), shall automatically be cancelled and shall cease to exist, and the holder of such Performance Share Award shall be entitled to receive an amount in cash equal (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) to the product of (i) the total number of vested shares of Company Common Stock subject to such Performance Share Award and (ii) the Merger Consideration (the “Performance Share Award Payment”).  The Performance Share Award Payment shall be paid by the Surviving Corporation as of, or as promptly as reasonably practicable following, the Effective Time; provided, however, that the Performance Share Award Payment shall be paid at such other time or times following the Effective Time consistent with the terms of the Performance Share Award to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code. For the avoidance of doubt, each Performance Share Award that is not vested immediately prior to the Effective Time (after taking into account any acceleration of vesting or lapse restrictions applicable thereto provided for in the Company Benefit Plans or in any award agreement by reason of the transactions contemplated hereby) shall be cancelled without consideration.

(f)                                   Required Approvals.  Prior to the Effective Time, the board of directors of the Company shall adopt such resolutions as may be reasonably required to effectuate the provisions of this Section 3.3.

Section 3.4                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5                                    Dissenting Shares.  Notwithstanding anything to the contrary in Section 3.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares.  Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Acquisition Sub) or, if the Exchange Fund is being administered by the Paying Agent at such time, the Paying Agent, and the Aggregate Merger Consideration (and, if applicable, the Exchange Fund) shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date.  The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to direct, and otherwise participate in, all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or compromise or settle, or offer to compromise or settle, any such demands.  Following the Effective Time, the Surviving Corporation will comply with any notice requirements applicable to a merger without a meeting of stockholders pursuant to Section 262 of the DGCL.

Section 3.6                                    Transfers; No Further Ownership Rights.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, subject to applicable Law in the case of Dissenting Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) (provided, that no information disclosed in the Company SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Section 4.2(a) or Section 4.9(b)) or as disclosed in the Company Disclosure Letter (subject to Section 9.3(b)), the Company hereby represents and warrants to Parent as follows:

Section 4.1                                    Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company’s Amended and Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, as currently in effect, are included in the Company SEC Documents and the Company is not in violation of any provision of such documents.  Section 4.1 of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Subsidiary of the Company and its place and form of organization.

Section 4.2                                    Capitalization.

(a)                                 As of the close of business on October 22, 2014, the authorized capital stock of the Company consists of (i) 120,000,000 shares of Company Common Stock, 50,701,234 of which were issued and outstanding and 18,821,640 of which were held by the Company as treasury stock, and (ii) 5,000,000 shares of preferred stock of the Company, par value $0.01 per share, no shares of which were outstanding.  As of the close of business on October 22, 2014, (A) an aggregate of 377,235 shares of Company Common Stock are subject to outstanding Company Options (of which 3,250 shares have an exercise price per share of Company Common Stock underlying such Company Option that is lower than the Merger Consideration), (B) 2,191,555 shares of Company Common Stock are Company Restricted Stock, (C) 394,935 shares of Company Common Stock are subject to Performance Share Awards (assuming achievement of target (100%) performance), (D) 14,046 shares of Company Common Stock are subject to Other Company Awards, (E) the Company has reserved 2,716,708 shares of Company Common Stock for future issuances under the Company Benefit Plans and (F) the Company has reserved 553,236 shares of Company Common Stock for future issuances under the Company ESPP.  All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock that may be issued pursuant to any Company Benefit Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.  Other than as set forth in the first two sentences of this Section 4.2(a) or Section 4.2(a) of the Company Disclosure Letter, and other than issuances of shares of Company Common Stock (i) upon the exercise or vesting of the Company Equity Awards described therein or (ii) pursuant to the Company ESPP and, with respect to issuances or exceptions to the following after the date of this Agreement, only such issuances or exceptions as in accordance with Section 6.1 herein, there are no existing (i) options, equity interests, restricted shares, stock appreciation rights, performance awards or units, contingent value rights, “phantom” stocks, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock, voting securities or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares, securities or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b)                                 All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant Subsidiary free and clear of all Liens except for Permitted Liens and restrictions imposed by Law.

(c)                                  Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3                                    Authority Relative to Agreement.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval, the occurrence of the Company Stockholder Advisory Vote (regardless of the outcome of such vote) and the filing of the Certificate of Merger with the Secretary of State, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)                                 The board of directors of the Company has, by resolutions duly adopted by vote of the directors, (i) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Stockholders’ Meeting and (iv) resolved to make the Company Recommendation (provided that any change or modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in this clause (iv)).

(c)                                  None of the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) contravene, conflict with, breach or violate any provision of the Company’s Amended and Restated Certificate of Incorporation (as amended) or Amended and Restated Bylaws or (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property, right or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation or adverse change of any right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled, under any Company Material Contract or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien or any Lien created as a result of any action taken by or at the direction of Parent or Acquisition Sub, upon any of the properties, rights or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation, change, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4                                    No Conflict; Required Filings and Consents.  No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company, other than (i) applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) compliance with applicable rules and regulations of the Nasdaq Stock Market LLC, (vi) compliance with and filings or notifications under the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5                                    Permits; Compliance With Laws.

(a)                                 The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 None of the Company or its Subsidiaries is in or has been since December 31, 2012, and to the Knowledge of the Company, none of the Company or its Subsidiaries is under investigation by any Governmental Authority with respect to, any default or violation of any (i) Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or (ii) Company Permits, except in the case of the foregoing clauses (i) and (ii) for any such defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.  Notwithstanding the foregoing, no representation or warranty in this Section 4.5 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, intellectual property matters, Tax matters, property matters or Environmental Laws.

(c)                                  Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, its directors, officers, employees or agents acting on the Company’s behalf is currently subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is, as of the date hereof, the subject or the target of Sanctions, including Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”) or (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, its directors, officers, employees or agents acting on behalf and at the direction of the Company or any of its Subsidiaries is engaging in activities sanctionable under or in violation of Sanctions.

(d)                                 Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries has (i) used any Company funds to make any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made an offer, promise or authorization of any unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful payment or benefit.  Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have instituted and maintained, and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable anti-bribery and anti-corruption laws.

(e)                                  Except as would not have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries are conducted in compliance with applicable financial recordkeeping and reporting requirements required by Law, including those of the Currency and Foreign Transactions Reporting Act of 1970, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, and the rules and regulations thereunder issued, administered or enforced by an applicable governmental or regulatory agency with jurisdiction therefor (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory agency involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.6                                    Company SEC Documents; Financial Statements.

(a)                                 Since December 31, 2012, the Company has timely filed or furnished with the SEC all certifications, forms, documents and reports required to be filed or furnished (subject to any extensions permitted pursuant to, and in compliance with, Rule 12b-25 of the Exchange Act) by it with the SEC (such certifications, forms, documents, and reports filed with the SEC, including those that are filed or furnished after the date hereof and any amendments thereto, the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading).

(b)                                 The Company has made available (including via the EDGAR system, as applicable) to Parent all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand (other than requests for confidential treatment), since December 31, 2012.  As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received by the Company from the SEC or its staff with respect to the Company SEC Documents.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review.

(c)                                  No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

(d)                                 The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(e)                                  The consolidated financial statements (including all related notes) of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.7                                    Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement (or any amendment or supplement thereto) relating to the adoption by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The representations and warranties contained in this Section 4.7 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company by Parent or Acquisition Sub specifically for use therein.

Section 4.8                                    Disclosure Controls and Procedures.  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  The Company maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act.  The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9                                    Absence of Certain Changes or Events.  Since December 31, 2013 through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (b) there has not been any change, event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect and (c) there have not been any actions taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time, would require Parent’s consent pursuant to Section 6.1(d).  Since June 30, 2014 through the date of this Agreement, there have not been any actions taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time, would require Parent’s consent pursuant to Section 6.1(e), Section 6.1(i), Section 6.1(k), Section 6.1(l) or, solely with respect to the foregoing subsections, Section 6.1(t).

Section 4.10                             No Undisclosed Liabilities.  Except (a) as reflected, disclosed or reserved against in the Company’s consolidated balance sheet as of June 30, 2014 (as amended or restated, if applicable) or the notes thereto included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2014, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement or (e) for liabilities or obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company.

Section 4.11                             Litigation.  As of the date of this Agreement, there is no material suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before or by any Governmental Authority, nor is there any material Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries.

Section 4.12                             Employee Benefit Plans.

(a)                                       Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability; and (ii) each other material employee benefit plan, agreement, program, policy or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit-sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for any current or former employee or director of, or other service provider to the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (each, a “Company Benefit Plan”).

(b)                                       The Company has made available to Parent a true and complete copy of each Company Benefit Plan and all amendments thereto and, with respect to each such plan, a true and complete copy of the following items (in each case, only if applicable):  (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and (iv) the most recently received IRS determination letter or IRS opinion letter.

(c)                                        Except as would not have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and applicable Laws, including ERISA and the Code.

(d)                                       Except as would not have a Company Material Adverse Effect, (i) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(e)                                        None of the Company, any of its Subsidiaries, nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company or any of its Subsidiaries, in each case, as defined in Section 4001(b)(1) or Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) maintains, contributes to, sponsors or has any liability, whether contingent or otherwise, with respect to, and has not within the past six (6) years maintained, contributed to, sponsored or had any liability, whether contingent or otherwise, with respect to any employee benefit plan (as defined in section 3(3) of ERISA) that is or has been (i) subject to Title IV of ERISA or Section 412 of the Code or subject to Section 4063 or 4064 of ERISA, or (ii) a multiemployer plan (as defined in Section 3(37) of ERISA).

(f)                                         Except as would not have a Company Material Adverse Effect, there are no (i) claims pending, or, to the Knowledge of the Company, threatened actions, suits, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(g)                                  Except as would not have a Company Material Adverse Effect, with respect to Company Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”), (i) all amounts required to be reserved under each book reserved Non-US Plan have been so reserved in accordance with GAAP, (ii) the fair market value of the assets of each funded Non-US Plan, the liability of each insurer for any Non-US Plan funded through insurance or the book reserve established for any Non-US Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-US Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (iii) each Non-US Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in accordance with its terms, and is in compliance with all applicable Laws.

(h)                                       Neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, except as expressly provided in this Agreement, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor or (iii) accelerate the time of payment or vesting of amounts due any such director, employee, consultant or independent contractor.  No amounts payable under the Company Benefit Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(i)                                           None of the Company or its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

Section 4.13                             Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or bound by or negotiating any labor or collective bargaining agreement and, to the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are represented by a labor union, works council or similar employee organization with respect to their employment by the Company or its Subsidiaries.  There are no labor related strikes, slowdowns, walkouts or other material work stoppages pending or, to the Knowledge of the Company, threatened, and, since December 31, 2011, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, slowdown, walkout or other material work stoppage.  To the Knowledge of the Company, (i) there are no pending or threatened union organizing activities or proceedings with respect to employees of the Company or any of its Subsidiaries, and (ii) there have not been any union organizing activities or proceedings since December 31, 2011.  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any material consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, and, to the Knowledge of the Company, there are no material investigations, audits or similar proceedings against the Company or any of its Subsidiaries regarding breach or violation of any labor or employment Laws.  Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment, employment practices, employment eligibility, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations related to the WARN Act, the proper classification of employees as exempt or non-exempt from overtime pay requirements, the provision of required meal and rest breaks, and the proper classification of individuals as independent contractors or employees and (b) there are no employment-related suits or actions against the Company or any of its Subsidiaries before any Governmental Authority.

Section 4.14                             Trademarks, Patents and Copyrights.

(a)                                       Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list (in all material respects) of all material U.S. and foreign: (i) patents and patent applications; (ii) trademark registrations and applications (including Internet domain name registrations); and (iii) copyright registrations and applications owned by the Company and its Subsidiaries as of the date hereof. Such registrations for Intellectual Property Rights are in effect and subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)                                       Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries exclusively own, free and clear of all Liens, except for Permitted Liens, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, software, trade secrets, know-how and other intellectual property rights (the “Intellectual Property Rights”) that are owned or purported to be owned by the Company and its Subsidiaries, provided that the foregoing is not a representation or warranty of the Company or its Subsidiaries with regard to any actual or alleged infringement or other violation of Intellectual Property Rights of any Person.

(c)                                        The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or otherwise violate any Intellectual Property Rights of any other Person (provided that, with respect to patents, the foregoing representation is being made to the Knowledge of the Company), except for any such infringement or other violation that would not have a Company Material Adverse Effect.  As of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened (including cease and desist letters or invitations to take a patent license), except for any such infringement or other violation that would not have a Company Material Adverse Effect.  To the Knowledge of the Company, no other Person is infringing or otherwise violating any Intellectual Property Rights that are material to the business of the Company and its Subsidiaries as currently conducted, except for any such infringement or other violation as would not have a Company Material Adverse Effect.  This Section 4.14(c), along with Section 4.11 and Section 4.16(b), constitute the only representations and warranties of the Company and its Subsidiaries with regard to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.

(d)                                       Except as would not otherwise have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Laws, as well as its own published policies, relating to data and system security, privacy, data protection and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries, and as of the date hereof, (i) there are no claims pending or threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information and (ii) there have been no material breaches, outages, interruptions or violations of the Company and its Subsidiaries’ software or systems.

(e)                                        The Company and its Subsidiaries take commercially reasonable measures to protect (i) the ownership and confidentiality of their material trade secrets and (ii) the security, operation and integrity of their material systems and software.  There has not been any disclosure of any material trade secret of the Company to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(f)                                         Except as would not otherwise have a Company Material Adverse Effect, (i) the material software, products or services of the Company and its Subsidiaries (x) are operational and functional and (y) do not use, or incorporate and are not derived from any software subject to an “open source” or similar license in a manner that requires the licensing or provision of source code owned by the Company or its Subsidiaries to others as such software is currently used and (ii) no current or contingent rights have been granted to any Person other than the Company or its Subsidiaries to access or possess any material source code owned by the Company or its Subsidiaries.

Section 4.15                             Taxes.  Except as would not have a Company Material Adverse Effect:

(a)                                       The Company and each of its Subsidiaries have (i) timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate and (ii) timely paid all Taxes that are due and payable (whether or not shown on such Tax Returns), except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP.

(b)                                 Neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or state income Tax Return, which period (after giving effect to such extension or waiver) has not yet expired (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(c)                                        As of the date of this Agreement, there are no pending or ongoing audits, examinations, investigations or other proceedings by any Governmental Authority in respect of Taxes of or with respect to the Company or any of its Subsidiaries.  No written claim has been made to the Company or any of its Subsidiaries in the last three years by any Governmental

Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that they are or may be subject to taxation by that jurisdiction.

(d)                                       All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(e)                                        Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries) or (ii) has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law.

(f)                                         Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.

(g)                                        There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(h)                                       Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i)                                           Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date or (v) any election under Section 108(i) of the Code.

(j)                                    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.16                             Material Contracts.

(a)                                       Section 4.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract.  For purposes of this Agreement, “Company

Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or bound, except for this Agreement, that:

(i)                                     constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act);

(ii)                                  is (A) a top 10 customer Contract (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended June 30, 2014) or (B) a top 5 vendor Contract (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended June 30, 2014);

(iii)                               is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iv)                              is a shareholders agreement, registration rights agreement or voting agreement to which the Company or its Subsidiaries is a party relating to any securities of the Company or any of its Subsidiaries;

(v)                                 is a loan, guarantee of indebtedness or credit agreement, security agreement, note, mortgage, indenture or other commitment binding on the Company or its Subsidiaries (other than those between or among the Company and its Subsidiaries) relating to indebtedness for borrowed money (excluding letters of credit) or the deferred purchase price of property (in each case, whether incurred, assumed, guaranteed or secured by any asset), in each case in an amount in excess of $10 million individually, but excluding any ordinary course trade payables and receivables;

(vi)                              creates or grants a material Lien on material properties or other material assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(vii)                           (A) restricts in any material respect the right of the Company or any Subsidiary to engage or compete in any line of business currently conducted by the Company in any market or in any geographic area or with any Person or (B) grants any rights of first refusal, rights of first negotiation or most favored customer or pricing provision with respect to any material Intellectual Property Rights, product or service of the Company;

(viii)                        is a Contract between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer or Affiliate (excluding Subsidiaries and the Company) of the Company or any of its Subsidiaries involving material continuing liabilities or obligations of the Company or its Subsidiaries, excluding any Company Benefit Plans, ordinary course indemnification agreements and any Contracts filed with the Company SEC Documents;

(ix)                              is a material license or other material right in or to use Intellectual Property (other than non-exclusive licenses for commercially available software or hardware with aggregate annual fees of less than $10 million); or

(x)                                 is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business consistent with past practice) which has not been fully performed (other than confidentiality obligations) or under which the Company or any of its Subsidiaries has any material ongoing obligations (other than confidentiality obligations), (A) which involved consideration (including assumption of debt) in excess of $10 million and was entered into after December 31, 2013 or (B) pursuant to which any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $10 million.

(b)                                       Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract except for such breaches or defaults as would not have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for such breaches or defaults as would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of the counterparty’s termination or non-renewal of any Contract described in subsection (ii) of Section 4.16(a), and, to the Knowledge of the Company, the Company has disclosed to Parent and Acquisition Sub any and all agreements (including those in draft form), term sheets, notices, arrangements or understandings, and the status of all negotiations and communications, regarding the termination or non-renewal of any of the Contracts described in subsection (ii) of Section 4.16(a), such that the Company’s disclosures in this respect do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)                                        Complete and correct copies of each Company Material Contract, as amended and supplemented and in effect as of the date of this Agreement, have been filed with the SEC or made available by the Company to Parent or its Representatives on or prior to the date of this Agreement (except to the extent that provision to Parent or its Representatives would, in the reasonable judgment of the Company, violate applicable Law or the terms of any such Company Material Contract).

Section 4.17                             Properties.

(a)                                       Neither the Company nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).

(b)                                       All real property material to the business of the Company and its Subsidiaries, taken as a whole, that is leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) together with all related Leases are disclosed in Section 4.17(b) of the Company Disclosure Letter.  Except as would not have a Company Material Adverse Effect, all buildings and improvements used in the business of the Company at the Leased Real Property are in a condition that is sufficient for the operation of the business of the Company thereat.

(c)                                        As of the date of this Agreement, the Company and/or its Subsidiaries have valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.  As of the date of this Agreement, except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Leased Real Property or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under any such Lease and (ii) neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any other Person the right to use or occupy such Leased Real Property or any portion thereof.

(d)                                       Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have title to all of their respective owned, tangible personal property free and clear of any Liens (other than Permitted Liens).

Section 4.18                             Environmental.  Except as would not have a Company Material Adverse Effect:

(a)                                       the Company and its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws, including, possessing all Company Permits required for their operations under applicable Environmental Laws (“Environmental Permits”);

(b)                                       there is no pending or, to the Knowledge of the Company, threatened action or proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any Environmental Law or Environmental Permits or otherwise may be liable under any Environmental Law, which notice, violation or liability has not been fully and finally resolved.  Neither the Company nor any of its Subsidiaries is a party or subject to any administrative or judicial Order pursuant to any Environmental Law;

(c)                                        to the Knowledge of the Company, there have been no Releases of Hazardous Materials at, on or underneath any current or former Leased Real Property or any other real properties, including any formerly-owned or third-party locations, that would reasonably be expected to result in liability to the Company or any Subsidiaries pursuant to Environmental Law, including any obligation to remediate environmental contamination or to fund or contribute to any remediation conducted by other Persons; and

(d)                                       to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities under any Environmental Laws or concerning any Hazardous Materials.

Section 4.19                             Takeover Statutes.  Assuming the accuracy of the representation contained in Section 5.14, no “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or any other anti-takeover statute or similar federal or state Law applies to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 4.20                             Vote Required.  The adoption of this Agreement by the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Requisite Stockholder Approval”) and the Company Stockholder Advisory Vote (regardless of the outcome of such vote) are the only votes of holders of securities of the Company that are required in connection with the consummation of the transactions contemplated hereby.

Section 4.21                             Brokers.  No investment banker, broker, finder, consultant or intermediary other than Morgan Stanley & Co. LLC (“Morgan Stanley”), the fees and expenses of which will be borne solely by the Company and which fees and expenses will not exceed the amounts set forth in Section 4.21 of the Company Disclosure Letter, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22                             Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of Morgan Stanley, dated as of the date hereof, to the effect that, as of the date hereof, and based upon and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock.  A signed copy of such opinion will be made available to Parent for informational purposes only promptly after receipt thereof.

Section 4.23                             Insurance.  Section 4.23 of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all material insurance policies maintained by or for the benefit of the Company and its Subsidiaries (the “Insurance Policies”).  Except as would not have a Company Material Adverse Effect, the Insurance Policies are in full force and effect and the Company and its Subsidiaries have not reached or exceeded their policy limits for any Insurance Policies in effect at any time during the past five (5) years.  The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written or, to the Knowledge of the Company, oral notice that they are in breach or default with respect to any obligation or provisions under any Insurance Policy, and neither the Company nor its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination of the Insurance Policies, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of cancellation or termination with respect to any Insurance Policy, except as would not have a Company Material Adverse Effect.  As of the date hereof, there is no material claim by the Company or any of its Subsidiaries pending nor has there been any material claim pending during the past three (3) years under any of such Insurance Policies as to which the Company has been notified that coverage has been denied by the underwriters of such Insurance Policies.

Section 4.24                             Related Party Transactions.  As of the date hereof, except as disclosed in the Company SEC Documents, since December 31, 2012, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof.  Neither the Company nor any other Person will have or be subject to any claim, liability or indemnification obligation to Parent, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Acquisition Sub in any electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1                                    Organization and Qualification; Subsidiaries.  Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite company power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of Parent and Acquisition Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents.

Section 5.2                                    Authority Relative to Agreement.

(a)                                       Parent and Acquisition Sub have all necessary company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger.  The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary company action by Parent and Acquisition Sub, and no other action or proceeding on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)                                       The board of directors or similar governing body of each of Parent and Acquisition Sub has, by resolutions duly adopted by the requisite vote of the directors or similar governing members (i) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable.  Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has approved and adopted this Agreement.

(c)                                        None of the execution, delivery or performance of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) contravene, conflict with, breach or violate any provision of Parent’s or its Subsidiaries’ certificates of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation or the loss of a benefit to which the Company or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party, or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien or any Lien created in connection with the Financing, upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses

(ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                                       No vote of, or consent by, the holders of any equity interests of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the Parent Organizational Documents, applicable Law or any Governmental Authority.

Section 5.3                                    No Conflict; Required Filings and Consents.  No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or Acquisition Sub or the consummation of the transactions contemplated hereby by Parent or Acquisition Sub, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (v) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4                                    Litigation.  As of the date of this Agreement, except in each case as would not have a Parent Material Adverse Effect, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries.

Section 5.5                                    Absence of Certain Agreements.  Neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.6                                    Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7                                    Sufficient Funds; Financing.

(a)                                       Parent has delivered to the Company correct and complete copies of (1) the executed commitment letter, dated October 23, 2014, by and among Parent, MIHI LLC,

Macquarie Capital (USA) Inc., Sankaty Middle Market Opportunities Fund II-F, L.P., Sankaty Middle Market Opportunities Fund II-A (Master), L.P., Sankaty Middle Market Opportunities Fund II-F, L.P., MPS Investments S.À R.L. and BCSSS Investments S.À R.L., together with any related fee letters (except that the fee amounts and market flex provisions set forth therein shall have been redacted) and related term sheets (including in each case all exhibits, schedules, annexes and amendments thereto) (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to lend the amounts set forth therein to Parent or Acquisition Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (2) the executed equity commitment letters, each dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Commitments”) from Guarantor, GCM SPV 14 Beta, LLC, GCM Grosvenor Co-Investment Opportunities Fund, L.P., MIHI LLC, Sankaty Drawbridge Opportunities, L.P., Sankaty Credit Opportunities V-B, L.P., Sankaty Credit Opportunities V AIV II, L.P. (Master), Sankaty Credit Opportunities V AIV I, L.P., Sankaty Middle Market Opportunities Fund II, L.P., Sankaty Middle Market Opportunities Fund II-A (MASTER), L.P. and Sankaty Middle Market Opportunities Fund II-F, L.P., pursuant to which the sources of equity financing thereunder have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).  Each of the Equity Commitment Letters provides, and will continue to provide, that the Company is a third party beneficiary thereof to the extent set forth therein.

(b)                                       As of the date hereof, all of the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect.  Each of the Financing Commitments, in the form so delivered, is a legal, valid, binding and enforceable obligation of Parent and Acquisition Sub and, to the Knowledge of Parent, the other parties thereto, except in each case as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.  As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for the Interim Investors Agreement, customary fee letters and engagement letters) relating to the Financing or the Financing Commitments.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub or, to the Knowledge of Parent, any other Person under any term, or a failure of any condition to the obligations of the Financing Sources in the Financing Commitments or otherwise result in any portion of the Financing contemplated thereby to be unavailable.  As of the date hereof, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, neither Parent nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it or that the full amount of the Financing will not be funded at the Closing.  Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement.  Assuming the accuracy of the representations and warranties contained in Article IV in all material respects, the aggregate proceeds from the Financing when funded in accordance with the Financing Commitments, together with cash and cash equivalents held by the Company and its Subsidiaries, are and will be sufficient to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration, any amounts payable pursuant to Section 3.3 and the payment of all associated costs and expenses of the Merger (including any repayment or refinancing of indebtedness of Parent, Acquisition Sub, the Company or the Surviving Corporation required in connection therewith (including any amounts payable in respect to the redemption, conversion, cancellation or retirement of any convertible notes or any other amounts owed under the Convertible Notes Indenture)).  There are no conditions precedent or other contingencies directly or indirectly related to the funding or investing, as applicable, of the full amount of the Financing, including in any customary fee letters and engagement letters, other than as expressly set forth in the Financing Commitments.

(c)                                        Other than with respect to the Debt Financing Sources, neither Parent nor Acquisition Sub is aware of any direct or indirect limitation or other restriction on the ability of any potential sources of debt financing to provide financing for other potential acquirers of the Company.

Section 5.8                                    Guaranty.  Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof.  The Guaranty has been duly executed and delivered by the Guarantor, is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

Section 5.9                                    Capitalization of Acquisition Sub.  As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, par value $0.001 per share, 100 shares of which are validly issued and outstanding.  All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

Section 5.10                             Interest in Competitors.  Parent, Acquisition Sub and Guarantor do not own any interest, nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent, Acquisition Sub or Guarantor under the HSR Act, in any entity or Person that derives revenues from products, services or lines of business within the Company’s products, services or lines of business.

Section 5.11                             Investment Intention.  Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.  Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.12                             Brokers.  Other than Union Square Advisors, LLC, Macquarie Capital (USA) Inc. and Evercore Partners Inc., whose fees and expenses shall be borne solely by Parent, no investment banker, broker or finder is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantor or any of their respective Affiliates.

Section 5.13                             Solvency.  None of Parent, Acquisition Sub and the Guarantor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  Each of Parent and Acquisition Sub is Solvent as of the date of this Agreement, and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any Alternative Financing and the payment of the Aggregate Merger Consideration, any amounts payable pursuant to Section 3.3, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, and assuming satisfaction of the conditions to Parent’s obligations to consummate the Merger, be Solvent at and immediately after the Effective Time.  As used in this Section 5.13, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business.  For purposes of this Section 5.13, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.14                             Share Ownership.  None of Parent, Acquisition Sub or any of their Affiliates has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.  As of the date of this Agreement, none of Parent, Acquisition Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock and none of Parent, Acquisition Sub or their respective controlled Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 5.15                             Management Agreements.  Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.16                             Acknowledgment of Disclaimer of Other Representations and Warranties.  Each of Parent and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the electronic data room in connection with the transactions contemplated hereby and (b) have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries.  Parent and Acquisition Sub acknowledge and agree that each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger and the Financing, each of Parent and Acquisition Sub has relied on the results of its own independent review and analysis.  Parent and Acquisition Sub each further acknowledges and agrees that except for the representations and warranties expressly set forth in Article IV, (1) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Acquisition Sub are not relying on (and Parent and Acquisition Sub shall have no claim against the Company or any of its Subsidiaries or their respective Representatives in respect of) any such representation or warranty and (2) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such entity.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1                                    Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as may be required by Law, (2) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to Section 6.1(c) and Section 6.1(d)), (3) as may be expressly contemplated or permitted pursuant to this Agreement or (4) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business and in a manner consistent with past practice in all material respects and (B) use its commercially reasonable efforts to preserve intact its business organization and preserve its present relationships and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and other Persons with which it has material business relations; and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                                       amend or otherwise change, in any respect, the Amended and Restated Certificate of Incorporation (as amended) or the Amended and Restated Bylaws of the Company (or such equivalent organizational or governing documents of any of its material Subsidiaries);

(b)                                       adjust, split, subdivide, combine, reclassify, redeem, repurchase or otherwise acquire or amend, directly or indirectly, the terms of any capital stock or other equity interests or rights, including securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than in connection with forfeitures of Company Equity Awards in the ordinary course);

(c)                                        issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock; provided, however that (i) the Company may issue shares upon the exercise of any Company Option or payment of any other Company Equity Award outstanding as of the date hereof, (ii) the Company may issue shares upon the completion of the offering period in effect under the Company ESPP on the date hereof and (iii) the Company may issue shares in respect of conversions occurring pursuant to the terms of the Convertible Notes Indenture;

(d)                                       declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e)                                        except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to directors,  employees or individual independent contractors of the Company or any of its Subsidiaries, other than (1) increases in base salary in the ordinary course of business consistent with past practice for any non-executive officer employees and (2) increases in cash compensation and/or rate adjustments for individual independent contractors in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay to, or enter into any severance agreement with, any current or former director, employee or individual independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice for non-executive officer employees and individual independent contractors in an amount not to exceed $100,000 per employee or contractor and not to exceed $1,000,000 in the aggregate or (iii) establish, adopt, enter into or materially amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, employees or individual independent contractors or any of their beneficiaries;

(f)                                         grant, confer or award options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of its or its Subsidiaries’ capital stock or other equity interests;

(g)                                        (i) merge or consolidate with any other Person (excluding those only involving Subsidiaries of the Company), (ii) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any properties or assets in any transaction or series of related transactions, other than purchases of inventory and other properties or assets in the ordinary course of business or (iii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any properties or assets, other than sales or dispositions of inventory and other assets in the ordinary course of business;

(h)                                       (i) incur any indebtedness for borrowed money (excluding capital leases) or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or (ii) assume, guarantee or otherwise become liable for the indebtedness for borrowed money of any Person (other than a Company Subsidiary), except, in each case, for indebtedness incurred under letters of credit in the ordinary course of business;

(i)                                           make any capital contributions to or investments in any other Person (other than a Subsidiary);

(j)                                          create or incur any Lien on any material asset other than (i) any immaterial Lien incurred in the ordinary course of business consistent with past practice or (ii) Permitted Liens;

(k)                                       adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization (other than the Merger);

(l)                                           settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed $2,000,000 in the aggregate;

(m)                                   except as required pursuant to the terms of, or to comply with, any Lease, incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, other than any capital expenditures for 2014 and 2015 not in excess of the amounts set forth on Section 6.1(m) of the Company Disclosure Letter;

(n)                                       maintain insurance at materially less than current levels or otherwise in a manner inconsistent with past practice in any material respect;

(o)                                       other than in the ordinary course of business, enter into, materially amend, renew (other than on substantially similar terms or pursuant to an automatic renewal), fail to renew (if a renewal option is granted to the Company or one of its Subsidiaries), cancel or terminate any Company Material Contract; provided, that, prior to taking any of the aforementioned actions in the ordinary course of business, the Company shall first notify Siris of its intent to take such action and reasonably consult with Siris with respect thereto;

(p)                                       implement, adopt or make any material change to its methods, policies or practices of accounting in effect at June 30, 2014, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

(q)                                       make, change or revoke any material Tax election, change or adopt any material method of Tax accounting, enter into any closing agreement with respect to material Taxes, settle or compromise any material Tax liability, change an annual accounting period, file any material amended Tax Return, surrender any right to claim a refund of material Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(r)                                          effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(s)                                         enter into any new line of business outside of its existing business segments; or

(t)                                          enter into any agreement to do any of the foregoing.

Section 6.2                                    Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)                                       The Company shall, as promptly as reasonably practicable following the date of this Agreement (with the Company using reasonable efforts to do so within twenty-five (25) Business Days following the date of this Agreement), prepare and shall cause to be filed with the SEC in preliminary form the Proxy Statement.  The Company shall promptly notify Parent and Acquisition Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide Parent and Acquisition Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand.  The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to (i) respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required, (ii) have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable after such filing and (iii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable thereafter; provided, that notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or convene the Stockholders’ Meeting (as described in Section 6.2(c)) or mail the Proxy Statement, in each case prior to the end of the Go-Shop Period.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (and the Company shall give good faith consideration to including any such reasonable comments in the Proxy Statement (or any supplement or amendment thereto) or response letter) to the extent permitted by Law.

(b)                                       Parent shall provide to the Company all information concerning Parent and Acquisition Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto.  Parent will cause the information relating to Parent or Acquisition Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                        In accordance with the Company’s Amended and Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, the Company shall, as promptly as practicable following the clearance of the Proxy Statement by the SEC, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting; provided that the Company may postpone or adjourn the Stockholders’ Meeting only (1) with the written consent of Parent and Acquisition Sub (which consent shall not be unreasonably withheld, conditioned or delayed), (2) for the absence of a quorum, (3) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval or (4) as required by applicable Law.  Once the Company has established the record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law.  In the event that the date of the Stockholders’ Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it shall use commercially reasonable efforts to implement such adjournment, postponement or other delay in such a way that the Company does not establish a new record date for the Stockholders’ Meeting, as so adjourned, postponed or delayed except for such new record date as required by applicable Law.  If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent.  Each of Parent, Acquisition Sub and the Company agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.  Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                                       Subject to the ability of the board of directors of the Company to make an Adverse Recommendation Change in accordance with Section 6.5, the board of directors of the Company shall make the Company Recommendation with respect to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, shall include such recommendation in the Proxy Statement and use its commercially reasonable efforts to solicit proxies in favor of the Requisite Stockholder Approval.  Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the adoption of this Agreement.  The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to cause the applicable proxy solicitor of the Company to advise Parent on a daily basis on each of the last ten (10) Business Days prior to the date of the Stockholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Requisite Stockholder Approval.  Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), approval of this Agreement, holding the Company Stockholder Advisory Vote and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Stockholders’ Meeting.

Section 6.3                                    Appropriate Action; Consents; Filings.

(a)                                       Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (“Merger Litigation”), including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.  Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw (without the other party’s consent) its respective filings under the HSR Act, and make, as soon as reasonably practicable after the date hereof, any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than as required by Law.  Notwithstanding the foregoing, obtaining any Third Party consents, approvals or waivers pursuant to Section

6.3(a)(ii) above shall not be considered a condition to the obligations of Parent and Acquisition Sub to consummate the Merger and the other transactions contemplated hereby.

(b)                                       Parent and Acquisition Sub agree to take (and to cause their Affiliates to take) promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.  Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division or other foreign or U.S. Governmental Authority with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Merger by the Termination Date.

(c)                                        In connection with and without limiting the efforts referenced in this Section 6.3, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any proceeding initiated by a private party, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, or in connection with any proceeding initiated by a private party, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any proceeding initiated by a private party, between either party and any other Person with respect to this Agreement.  In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or conference with any Governmental Authority, or in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the Governmental Authority or other Person, give the other the opportunity to attend and participate in such meeting or conference.  Without limiting the foregoing, in the event that any Merger Litigation is brought against the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company shall promptly notify Parent and keep Parent reasonably informed with respect to the status thereof.  The Company shall reasonably consult with Parent with respect to the defense or settlement of any such Merger Litigation.  Neither the Company nor any Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such Merger Litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.4                                    Access to Information; Confidentiality.  Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to authorized employees, officers, directors, attorneys, accountants, financial advisors, agents and other representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the properties, Contracts, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives (A) all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested and (B) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations and statements of cash flow; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, that, with respect to the foregoing clause (i), the Company shall use commercially reasonable efforts to seek to obtain any Third Party’s consent to the disclosure of such information and implement appropriate procedures to enable the disclosure of such information (but the Company shall not be required to pay any amounts or fees in pursuit thereof); provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, or similar invasive techniques at any of the Company’s (or its Subsidiaries’) properties, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed (provided that, with respect to the Leased Real Property, any denial, delay, failure to respond or demand for indemnification by the applicable landlord shall not be deemed to be an unreasonable withholding or delay on the part of the Company).  Without limiting the foregoing, in the event that the Company does not disclose information in reliance on clause (i) or (ii) of the preceding sentence, it shall provide notice to Parent that it is withholding such information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or violate such Law or agreement.  No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.  Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement.  The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.  The Company hereby consents to include the Financing Sources and other potential financing sources as permitted “Representatives” under the Confidentiality Agreement; provided, that (i) Parent only discloses “Information” (as such term is defined in the Confidentiality Agreement) to the Financing Sources or such other financing sources for the purpose of obtaining equity or debt financing in connection with the transactions contemplated hereby and (ii) for the avoidance of doubt, the first sentence of Section 6.11(c) shall apply with respect to such Financing Sources or other potential financing sources.

Section 6.5                                    Go-Shop; Non-Solicitation; Competing Proposals.

(a)                                       Notwithstanding anything to the contrary in this Agreement, during the period commencing on the date of this Agreement and ending at 11:59 p.m. (Chicago time) on the forty-fifth (45th) calendar day following the date of this Agreement (the “Go-Shop Period”), the Company and its Representatives and Subsidiaries shall be permitted to, directly or indirectly, (i) solicit, initiate, encourage and facilitate (publicly or otherwise) any inquiry, discussion, offer, proposal or request that could constitute, or could reasonably be expected to lead to, a Competing Proposal, (ii) grant a limited waiver under any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal solely during the Go-Shop Period in compliance with this Section 6.5 and (iii) engage in or enter into, continue or otherwise participate in discussions and negotiations with, and furnish non-public information relating to the Company and its Subsidiaries and afford access to the books and records of the Company and its Subsidiaries to any Third Party (and its Representatives, Affiliates and prospective debt and equity financing sources) in connection with a Competing Proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to a Competing Proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Competing Proposal; provided, that, prior to furnishing such information or affording such access, the Company has entered into a confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, further, that the Company shall (subject to the terms of any confidentiality agreement existing prior to the date hereof) promptly provide or make available to Parent and its Representatives any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Third Party given such access that was not previously made available to Parent or its Representatives.

(b)                                       From and after the expiration of the Go-Shop Period (and subject to Section 6.5(e)): (i) the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and use its commercially reasonable efforts to cause its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party (other than Excluded Parties for so long as such Persons or groups are Excluded Parties) relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal and (ii) the Company shall (A) to the extent permitted by the applicable confidentiality agreement, request that each Third Party (other than any Excluded Party for so long as such Person or group is an Excluded Party) that has previously executed a confidentiality agreement in connection with its consideration of a Competing Proposal promptly return to the Company or destroy any non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement and (B) immediately terminate access to any Third Party (other than any Excluded Party for so long as such Person or group is an Excluded Party and other than the Company’s Representatives) to any electronic data room maintained by the Company with respect to the transactions contemplated by this Agreement.

(c)                                        From the tenth day following the date of this Agreement through the expiration of the Go-Shop Period, the Company will provide a written report to Parent every ten (10) Business Days setting forth (1) the total number of parties contacted to date during the Go-Shop Period pursuant to Section 6.5(a), (2) the number of parties that have affirmatively declined to receive information or enter into discussions regarding a Competing Proposal, (3) the number of parties that have affirmatively expressed interest in receiving information or entering into discussions regarding a Competing Proposal and (4) the number of parties that have executed an Acceptable Confidentiality Agreement.  As promptly as reasonably practicable, and in any event within two (2) Business Days, following the expiration of the Go-Shop Period, the Company will provide Parent with (A) a written list identifying each Excluded Party (to the extent not prohibited by any applicable confidentiality agreement in place prior to the date hereof) and (B) the material terms and conditions of the pending Competing Proposal made by such Excluded Party (and, if available, a copy of the written offer or proposal submitted therewith).  In addition, from and after the end of the Go-Shop Period until the Effective Time (or, if earlier, the valid termination of this Agreement), the Company shall, as promptly as reasonably practicable, and in any event within forty-eight (48) hours of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry that could reasonably be expected to lead to a Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal or inquiry (to the extent not prohibited by any applicable confidentiality agreement in place prior to the date hereof) and (ii) if applicable, the material terms and conditions of any such Competing Proposal (and, if available, a copy of the written offer or proposal submitted therewith).  Following the end of the Go-Shop Period until the Effective Time (or, if earlier, the valid termination of this Agreement), the Company shall keep Parent reasonably informed of any material amendment or modification of any such Competing Proposal (including any Competing Proposal received during the Go-Shop Period) on a prompt basis, and in any event within forty-eight (48) hours thereafter.

(d)                                       Except as otherwise provided in this Agreement (including Section 6.5(e)), from and after the expiration of the Go-Shop Period until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries and their respective officers and directors shall not, and the Company shall instruct and use its commercially reasonable efforts to cause its Representatives not to, (i) initiate, solicit or knowingly encourage any inquiries or the making of any offer or proposal that could reasonably be expected to lead to a Competing Proposal, (ii) engage in, enter into, continue or otherwise participate in any negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any material nonpublic information to, any Third Party relating to a Competing Proposal or any inquiry or proposal that could reasonably be expected to lead to a Competing Proposal or (iii) otherwise knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Competing Proposal, or publicly propose to do any of the foregoing.

(e)                                        Notwithstanding anything to the contrary in this Agreement, at any time after the expiration of the Go-Shop Period and prior to the date that the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting, in the event that the Company (or its Representatives on the Company’s behalf) receives a written Competing Proposal (that did not result from a breach of this Section 6.5) from any Third Party, (i) the Company and its Representatives may contact such Third Party to clarify the terms and conditions thereof (without the board of directors of the Company being required to make the determination in clause (ii) of this Section 6.5(e)) and (ii) the Company and its board of directors and its Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its Representatives, Affiliates and prospective debt and equity financing sources if, and only to the extent that prior to taking any action described in clause (ii) above, the Company’s board of directors determines in good faith (after consultation with its financial advisors and legal counsel) that (A) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, that, (x) prior to furnishing any material non-public information concerning the Company and its Subsidiaries, the Company receives from such Person an Acceptable Confidentiality Agreement (it being understood that, if such Person is already subject to a confidentiality agreement, in lieu of entering into an Acceptable Confidentiality Agreement, the Company shall amend the terms of such existing agreement such that it is not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement) and (y) the Company shall (subject to the terms of any confidentiality agreement existing prior to the date hereof) promptly provide or make available to Parent and its Representatives any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Third Party given such access that was not previously made available to Parent or its Representatives.  For the avoidance of doubt, notwithstanding the end of the Go-Shop Period, the Company may continue to engage in the activities described in Section 6.5(a) with respect to, and the restrictions in Section 6.5(b) and Section 6.5(d) shall not apply to, any Excluded Party (for so long as such Person or group of Persons is an Excluded Party).

(f)                                         Except as set forth in this Section 6.5(f) and Section 6.5(g), the board of directors of the Company (and each committee thereof) shall not (i) (A) withdraw, withhold, qualify or modify (or propose publicly to withdraw, withhold, qualify or modify), in a manner adverse to Parent or Acquisition Sub, the Company Recommendation, (B) authorize, recommend, adopt, approve or otherwise declare advisable, or propose publicly to recommend, adopt, approve or otherwise declare advisable, any Competing Proposal or (C) fail to include the Company Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as a “Adverse Recommendation Change”) or (ii) authorize, adopt, approve, recommend or otherwise declare advisable, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”).  Notwithstanding anything in this Agreement to the contrary, but following the Company’s compliance with Section 6.5(g), at any time prior to the receipt of the Requisite Stockholder Approval, the board of directors of the Company may (1) make an Adverse Recommendation Change of the type described in clause (i)(A) or (i)(C) of the previous sentence in connection with an event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to the board of directors of the Company as of the date of this Agreement and thereafter becomes known to the board of directors of the Company (an “Intervening Event”) if the board of directors of the Company determines in good faith (after consultation with its legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (2) make an Adverse Recommendation Change or cause the Company to enter into an Alternative Acquisition Agreement with respect to a Competing Proposal, if, and only to the extent that, the board of directors of the Company determines in good faith (after consultation with its financial advisors and legal counsel) that (x) such Competing Proposal constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that the Company shall be permitted to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal only if the Company concurrently terminates this Agreement in accordance with Section 8.1(c)(ii) and pays to Parent or Parent’s designee(s) the fee due under Section 8.3(a).

(g)                                        Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 8.1(c)(ii) may be effected, in each case until after the third (3rd) Business Day following Parent’s receipt of written notice from the Company advising Parent that the board of directors of the Company intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 8.1(c)(ii) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company’s board of directors is the existence of a Superior Proposal, the identity of the Person making the Superior Proposal (to the extent permitted by any applicable confidentiality agreement in place prior to the date hereof) and a copy of the relevant proposed transaction document(s) related to the Superior Proposal.  In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the board of directors of the Company shall, in good faith, take into account any revisions to the terms of this Agreement, the Financing Commitments and the Guaranty proposed in writing by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.  Any material amendment to the terms (financial or otherwise) of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal (as applicable) and the Company shall be required to comply again with the requirements of this Section 6.5(g).

(h)                                       Nothing in this Agreement shall restrict the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change); provided, that any such disclosure (other than (x) issuing a “stop, look and listen” statement in accordance with the Exchange Act pending disclosure of its position thereunder or (y) an express rejection of any Competing Proposal or an unqualified reaffirmation of the Company Recommendation) shall be deemed to be an Adverse Recommendation Change, unless the board of directors of the Company expressly, publicly and unconditionally reaffirms the Company Recommendation within four (4) Business Days following any request by Parent for such reaffirmation (it being agreed that Parent may make only one (1) such request with respect to any single such disclosure and no more than two (2) such disclosures in the aggregate).

(i)                                     For purposes of this Agreement:

(i)                                     “Competing Proposal” shall mean any proposal or offer made by any Person or group of Persons (other than Parent, Acquisition Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii)                                  “Excluded Party” shall mean any Third Party from which the Company received during the Go-Shop Period a written Competing Proposal (i) that remains pending as of, and shall not have been withdrawn prior to, the expiration of the Go-Shop Period and (ii) that the board of directors of the Company determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal and (iii) as of any date following the expiration of the Go-Shop Period, has not been withdrawn or abandoned.

(iii)                               “Superior Proposal” shall mean a bona fide Competing Proposal that did not result from a material breach by the Company of this Section 6.5 (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of such proposal and the Person making the proposal (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), and (B) if consummated, would result in a transaction more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement, the Financing Commitments and the Guaranty committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(g)).

Section 6.6                                    Directors’ and Officers’ Indemnification and Insurance.

(a)                                       Without limiting any additional rights that any employee may have under any agreement or Company Benefit Plan, Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers, managers or employees (“D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents as in effect on the date of this Agreement or any Contract shall survive the Merger and shall continue in full force and effect.  Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not, for a period of six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b)                                       Without limiting the provisions of Section 6.6(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time or (B) this Agreement or the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified by applicable Law.  Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation.  Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)                                        Unless the Company shall have purchased a “tail” policy prior to the Effective Time as provided below, for at least six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in full force and effect, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.6, as applicable, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective

Time, including the transactions contemplated hereby (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount).  In lieu of such insurance, prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on such terms and conditions (provided, that the one-time premium for such “tail” prepaid policy shall not exceed two hundred percent (200%) of the aggregate annual premiums currently paid by the Company on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d)                                       The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6.  The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives.  The Surviving Corporation shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6.  Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely (or any earlier period specified in this Section 6.6) and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

Section 6.7                                    Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby and (c) any breach by such party of any representation, warranty or covenant contained in this Agreement that would reasonably be expected to, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3, as applicable, if continuing on the Closing Date.

Section 6.8                                    Public Announcements.  Except as otherwise contemplated by Section 6.5, prior to any Adverse Recommendation Change, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the parties.  The Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants in a manner consistent with prior communications of the Company or is consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.

Section 6.9                                    Employee Benefits.

(a)                                       For the one (1) year period commencing at the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each employee of the Company and its Subsidiaries who continues to be employed by the Surviving Corporation or its Subsidiaries following the Effective Time (the “Continuing Employees”) with (i) a base salary and target cash bonus opportunity (excluding any equity or equity-based compensation) that are each no less favorable than, and (ii) defined contribution pension and welfare plan benefits (excluding any severance benefits) that in the aggregate are no less favorable than, the base salary and target cash bonus opportunity (excluding any equity or equity-based compensation) and defined contribution pension and welfare plan benefits (excluding any severance benefits) provided to such individuals by the Company and its Subsidiaries immediately prior to the Effective Time.

(b)                                       Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting (other than vesting of future equity awards) and, for purposes of future vacation accruals and levels of severance benefits only, determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans.

(c)                                        For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits (the “Company Welfare Plans”).

(d)                                       For the calendar year including the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement of show evidence of good health was already in effect with respect to such employees and that have not been satisfied under the applicable Company Welfare Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(e)                                  Notwithstanding the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, provide severance payments and benefits to each Continuing Employee whose employment is terminated without cause, on or before the first (1st) anniversary of the date on which the Effective Time occurs, that are consistent with the severance payments and benefits that would have been paid or provided under the terms and conditions of the Company severance plan set forth in Section 6.9(e) of the Company Disclosure Letter.

(f)                                   Notwithstanding the generality of the foregoing, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms and, in each case, subject to Section 6.9(h), all employment, change in control, severance and other compensation plans and agreements existing immediately prior to the execution of this Agreement, which are between the Company or any of its Subsidiaries and any director, officer or employee thereof or maintained by the Company or any of its Subsidiaries (each, a “Company Agreement”).  Parent and the Company hereby agree that the occurrence of the Effective Time shall constitute a “Change in Control” for purposes of all Company Agreements and all Company Benefit Plans in which the term is relevant.

(g)                                  In the event that the Effective Time occurs prior to the payment of the annual cash bonuses otherwise payable under any Company Benefit Plan that provides for payments of annual bonuses, annual sales awards or other annual cash incentive awards in respect of the Company’s 2014 fiscal year (the “2014 Cash Bonuses”), the 2014 Cash Bonuses shall be determined based on actual results and level of performance achieved in respect of the Company’s 2014 fiscal year measured against the applicable targets under such Company Benefit Plans as in effect on the date hereof and, if and to the extent earned, the 2014 Cash Bonuses shall be paid to the eligible Continuing Employees at the same time or times the Company otherwise would pay such bonuses in the ordinary course of business.  The 2014 Cash Bonuses shall be paid in accordance with and subject to the terms of the relevant Company Benefit Plans as in effect on the date hereof (including, without limitation, subject to any requirement that the Continuing Employee remain an employee in good standing on the applicable payment date).  Notwithstanding the foregoing, any Continuing Employee who is involuntarily terminated by Parent or the Surviving Corporation following the Effective Time and prior to payment of the 2014 Cash Bonuses shall receive full payment of any 2014 Cash Bonus at the same time such 2014 Cash Bonuses are paid to Continuing Employees.

(h)                                       The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 with respect to employees of the Company and the Company’s Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant or any beneficiary thereof in any Company Benefit Plan or Post-Closing Plan, or (ii) to continued employment with the Company, any of the Company’s Subsidiaries, Parent or the Surviving Corporation.  After the Effective Time, nothing contained in this Section 6.9 shall interfere with the right of the Company, any of the Company’s Subsidiaries, Parent or the Surviving Corporation to amend, modify or terminate any Company Benefit Plan or Post-Closing Plan or to terminate the employment of any employee of the Company or the Company’s Subsidiaries for any reason.  Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan, Post-Closing Plan, or any other employee benefit plans of the Company or Parent.

Section 6.10                             Conduct of Business by Parent Pending the Merger.  Parent and Acquisition Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub shall not take any action which would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.11                             Financing.

(a)                                       Each of Parent and Acquisition Sub shall use their respective reasonable best efforts to take or cause to be taken, all actions and to do all things necessary, proper or advisable to consummate and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including using (and causing their Affiliates to use) their respective reasonable best efforts to: (i) maintain in effect the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions (including any flex provisions) contained in the Financing Commitments, (iii) satisfy, or cause the satisfaction of, on a timely basis all conditions and covenants applicable to Parent, Acquisition Sub or their respective Representatives in such definitive agreements and otherwise comply with their obligations thereunder, (iv) comply with any flex contemplated by the Debt Commitment Letter (including any fee letters relating thereto), (v) in the event that all conditions in the Debt Commitment Letter (other than the availability or funding of the Equity Financing) have been satisfied, consummate the Debt Financing at the Closing, (vi) cause the lenders and any other Persons providing Financing to fund the Financing at or prior to the Closing and (vii) enforce its rights under the Financing Commitments if all of the conditions precedent to the Financing Sources’ obligation to fund the Financing under the Financing Commitments have been met, by seeking specific performance of the funding obligations of the parties thereunder.

(b)                                       Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition, remedy or other provision under the Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or (if applicable) original issue discount of the Debt Financing) to an amount below the amount required to satisfy all of Parent’s and Acquisition Sub’s obligations under this Agreement, impose new or additional conditions or otherwise (i) expand in any respect the conditions precedent or contingencies to the funding at Closing or prevent or delay or impair the ability of Parent and Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement, (ii) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Financing Commitments or (iii) adversely impact the ability of Parent or Acquisition Sub to consummate the transactions contemplated hereby; provided, that Parent may replace, amend, supplement or modify the Debt Commitment Letters for the purpose of adding agents, co-agents, lenders, arrangers, joint bookrunners or other Persons that have not executed the Debt Commitment Letter as of the date hereof, in each case in accordance with the Debt Commitment Letter as of the date hereof.  Parent shall not release or consent to the termination of the obligations of the lenders under the Debt

Commitment Letter, except for assignments and replacements of an individual lender (subject to Section 6.11(c)) under the terms of or in connection with the syndication of the Debt Commitment Letter (so long as the assignment or replacement of such additional parties, individually or in the aggregate, would not result in any of the effects described in the first sentence of this Section 6.11(b) or otherwise reasonably be expected to prevent or delay or impair the availability of the financing under the Debt Commitment Letter or the consummation of the transactions contemplated by this Agreement).  For purposes of this Agreement, (1) “Financing” shall be deemed to include the financing contemplated by the Financing Commitments as amended, modified or waived pursuant to this Section 6.11 (including any Alternative Financing), and (2) the term “Financing Commitments” shall be deemed to include the Financing Commitments as may be amended, modified or waived pursuant to this Section 6.11 and any commitment letters with respect to the Alternative Financing.

(c)                                        Except as set forth in Section 6.11(c) of the Parent Disclosure Letter, in no event shall Parent or Acquisition Sub or any of their Affiliates (which for purposes of this Section 6.11(c) shall be deemed to include each direct or indirect investor or potential investor in Parent or Acquisition Sub, or any of Parent’s, Acquisition Sub’s or such investor’s financing sources or potential financing sources or other Representatives) prohibit or seek to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby.  In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments or Parent or Acquisition Sub become aware of any fact, event or circumstance that makes or will make any portion of the Financing unavailable on the terms and conditions contemplated in the Financing Commitments and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement, (i) Parent shall promptly so notify the Company and (ii) Parent and Acquisition Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable to Parent, Acquisition Sub and the Company than those in the Financing Commitments (the “Alternative Financing”).  All references to the Financing shall be deemed to include such Alternative Financing and all references to the Financing Commitments shall include the applicable documents for the Alternative Financing.  The definitive agreements entered into pursuant to the second sentence of this Section 6.11(c) or Section 6.11(a)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(d)                                       Each of Parent and Acquisition Sub acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Financing or any Alternative Financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.2.

(e)                                        Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any Alternative Financing agreement promptly upon their execution, (ii) give the Company prompt notice (and in any event within two (2) Business Days) of (x) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party of any of the Financing Commitments, any Alternative Financing commitment, the Financing Agreements, or any Alternative Financing agreement of which Parent or Acquisition Sub becomes aware or any termination or threatened termination thereof, (y) receipt of any communication (written or oral) from any Person with respect to any (A) actual or threatened breach, default, termination or repudiation by any party to the Financing Commitments or (B) dispute or disagreement between or among any parties to the Financing Commitments as to the availability of the Financing, or (z) any refusal by any Financing Source to provide, or such Financing Source expresses to Parent (orally or in writing) an intent to refuse to provide, all or any portion of the Financing contemplated by the Financing Commitments on the terms set forth therein; and (iii) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any Alternative Financing), including by providing the Company with drafts of the definitive agreements or offering memorandums relating to the Financing a reasonable period of time prior to their execution or use.

Section 6.12                             Financing Cooperation.

(a)                                       Subject to Section 6.12(b), the Company shall, and shall cause each of its Subsidiaries and controlled Representatives to, use reasonable best efforts to provide all reasonable cooperation that is reasonably necessary and customary to assist Parent and Merger Sub in connection with the Financing as may be reasonably requested by Parent, at Parent’s sole expense; provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.  Such cooperation shall include, at the reasonable request of Parent:

(i)                                     providing to Parent and the Merger Sub from time to time financial and other information regarding the Company and its Subsidiaries reasonably requested by Parent or the Debt Financing Sources in order to consummate the Financing, including furnishing, or causing to be furnished, to Parent and its Financing Sources the (1) audited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal years 2013, 2012 and 2011, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the Company (other than the fourth (4th) fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date; provided that in no event shall the Company be required to provide pro forma financial statements or adjustments or projections) and (3) the information necessary for Parent to prepare pro forma financial statements after giving effect to the transactions contemplated hereby required to be delivered pursuant to the Debt Commitment Letter;

(ii)                                  using commercially reasonable efforts to secure consents of the Company’s accountants related to the financial statements described in Section 6.12(a)(i);

(iii)                               participating in a reasonable number of meetings, lender presentations, ratings agency meetings (and other reasonable assistance in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the Debt Financing and public ratings in respect of the Debt Financing), due diligence sessions, drafting sessions and road shows, in each case, upon reasonable advance notice and at mutually agreed times;

(iv)                              providing reasonable assistance to Parent in its preparation of customary rating agency presentations, customary bank information memoranda (including an additional bank information memorandum that does not include material non-public information and the obtaining and delivery of executed authorization letters by a senior officer of the Company with respect to such memoranda), offering memoranda and similar documents reasonably and customarily required in connection with the Financing;

(v)                                 reasonably cooperating with the lenders under the Debt Commitment Letter in an evaluation of the Company’s assets for the purpose of establishing collateral arrangements;

(vi)                              furnishing at least four (4) Business Days prior to the Closing all documentation and other information relating to the Company or any of its Subsidiaries reasonably required by the Debt Financing Sources and requested no later than ten (10) Business Days prior to the Closing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(vii)                           obtaining customary evidence of authority and customary officer’s certificates as are, in the good faith determination of the Person(s) executing such certificates, accurate, and facilitating the receipt of customary legal opinions; and

(viii)                        assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments pledge and security documents and other definitive financing documents (including guarantees) or certificates or other documents, in each case as contemplated by the Debt Commitment Letter, and reasonably facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering into such definitive financing documents and otherwise necessary to permit consummation of the Debt Financing (including with respect to any pledge of collateral contemplated under the Debt Commitment Letter);

provided, that the actions contemplated in the foregoing clauses of this Section 6.12(a) do not (A) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement, (B) require the Company or any of its Subsidiaries to be the issuer of any securities or issue any offering document prior to Closing, (C) require the Company or any of its Subsidiaries to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (D) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or any Laws or (E) require the Company or any of its Subsidiaries to enter into or approve any Financing or purchase agreement for the Financing prior to the Effective Time.  All non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement.  Any reasonable use of the Company’s and its Subsidiaries’ logos in connection with the Financing shall not require the Company’s prior consent; provided, that such logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b)                                       Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other actual or potential liability or obligation to any Person, or bear any cost or expense or pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity) in connection with the Financing (or any Alternative Financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement) or any cooperation provided pursuant to Section 6.11 or this Section 6.12, in each case that is effective prior to the Effective Time, (ii) no officer of the Company or any of its Subsidiaries shall be required to deliver any certificate or take any other action pursuant to this Section 6.12 to the extent any such action would reasonably be expected to result in personal liability to such officer, (iii) prior to the Effective Time, the board of directors of the Company shall not be required to approve any Financing or agreements related thereto (or any Alternative Financing), (iv) Parent shall from time to time (and on request by the Company) promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including attorney’s fees and expenses) incurred in connection with the Company’s or its Subsidiaries’ obligations under this Section 6.12 and (v) Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, interest, awards, judgments, penalties or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith.

Section 6.13                             Treatment of Convertible Notes.  Prior to the Effective Time, the Company shall take all actions required in connection with the transactions contemplated by this Agreement pursuant to the terms of the Indenture, dated as of November 1, 2010, between the Company and Wells Fargo Bank, National Association, as trustee, as amended or supplemented to the date of this Agreement (the “Convertible Notes Indenture”), at such time or times as such actions are required to be taken, including the giving of any notices that may be required in connection with any repurchases or conversions of the convertible notes issued pursuant to the Convertible Notes Indenture occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change” and/or a “Make-Whole Fundamental Change” (as such terms are defined in the Convertible Notes Indenture) and delivery of any supplemental indentures, legal opinions, officer’s certificates or other documents or instruments required in connection with the consummation of the Merger, in each case, in form and substance reasonably satisfactory to Parent.

Section 6.14                             Acquisition Sub.  Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement (including the Financing Commitments).

Section 6.15                             No Control of the Company’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.16                             Rule 16b-3 Matters.  Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17                             Delisting; Deregistration.  The Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.18                             Director Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing.

Section 6.19                             WARN Act.  At the Closing, the Company shall use its reasonable best efforts to provide to Parent a correct and complete list, by date and location, of all employees terminated by the Company and its Subsidiaries (other than for cause) in the ninety (90) day period immediately preceding the Closing Date.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1                                    Conditions to the Obligations of Each Party.  The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)                                       the Requisite Stockholder Approval shall have been obtained;

(b)                                       any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable pre-merger clearance requirement of any foreign Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted; and

(c)                                        no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the Merger.

Section 7.2                                    Conditions to Obligations of Parent and Sub to Effect the Merger.  The obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)                                       each of the representations and warranties of the Company (i) contained in Section 4.9(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in the last sentence of Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.3(a), Section 4.3(b), Section 4.19, Section 4.20 and Section 4.21, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in this Agreement (other than the representations and warranties listed in clauses (i) and (ii) above), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, that solely for purposes of clause (ii) above, if one or more inaccuracies in Section 4.2(a) would cause the aggregate amount required to be paid by Parent or Acquisition Sub in connection with the Closing to increase by $2,000,000 or more, such inaccuracy or inaccuracies shall be considered material for purposes of clause (ii) of this Section 7.2(a);

(b)                                       the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)                                        Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b); and

(d)                                       since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 7.3                                    Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)                                       each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)                                       Parent or Acquisition Sub shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c)                                        the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4                                    Frustration of Closing Conditions.  Neither Parent nor Acquisition Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was primarily caused by the failure of Parent or Acquisition Sub to perform any of its material obligations under this Agreement.  The Company may not rely on the failure of any condition set forth in Section 7.1 or Section 7.3 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)                                       by mutual written consent of each of Parent and the Company; or

(b)                                       by either Parent or the Company, if:

(i)                                     the Merger shall not have been consummated on or before 5:00 p.m. (Chicago time) on April 23, 2015 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date;

(ii)                                  prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to remove such Law or Order or other action; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(iii)                               the Requisite Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)                                        by the Company if:

(i)                                     Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.3 and (B) is not capable of being cured by Parent or Acquisition Sub, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its material obligations under this Agreement;

(ii)                                  at any time prior to receipt of the Requisite Stockholder Approval if (A) the board of directors of the Company has, after complying with Section 6.5, authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) substantially concurrently with or immediately following termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal and (C) immediately prior to or substantially concurrently with such termination, the Company pays to Parent or Parent’s designee(s) the fee due under Section 8.3(a); or

(iii)                               (A) all the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) have been satisfied or, to the extent permitted by Law, waived, (B) Parent shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.2; (C) the Company has notified Parent in writing that it stands ready, willing and able to consummate the Merger, (D) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii) and (E) the Merger shall not have been consummated by the end of such three (3) Business Day period; or

(d)                                       by Parent if:

(i)                                     the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.2 and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its material obligations under this Agreement;

(ii)                                  at any time prior to the receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have made an Adverse Recommendation Change; or

(iii)                               the Company enters into a definitive agreement with respect to a Superior Proposal.

Section 8.2                                    Effect of Termination.  In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto or any of their respective Affiliates or Representatives, and all rights and obligations of any party hereto shall cease; provided, however, that the Confidentiality Agreement (to the extent set forth therein), the Guaranty (to the extent set forth therein) and the provisions of Section 6.12 regarding reimbursement of expenses, indemnification and confidentiality, this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3                                    Termination Fees.

(a)                                       If, but only if, the Agreement is terminated by:

(i)                                     Parent pursuant to Section 8.1(d)(i) or either Parent or the Company pursuant to Section 8.1(b)(i) (unless the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c) but for such termination pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii)) or Section 8.1(b)(iii), and in either such case (x) prior to such termination (or the Stockholders’ Meeting in the case of termination pursuant to Section 8.1(b)(iii)), a Competing Proposal shall have been communicated to the senior management of the Company or the board of directors of the Company or shall have been publicly disclosed and not withdrawn prior to such date and (y) within nine (9)

months after such termination, the Company (1) enters into a definitive agreement with respect to any Competing Proposal with a Third Party that is thereafter consummated, or (2) consummates the transactions contemplated by any Competing Proposal with a Third Party, which, for the avoidance of doubt, need not be the same Competing Proposal described in clause (x) above; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii)                                  the Company pursuant to Section 8.1(c)(ii); or

(iii)                               Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii);

then, in any such case, the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s) the Termination Fee.  “Termination Fee” shall mean (A) an amount equal to $12,592,637 if the Termination Fee becomes payable under Section 8.1(c)(ii) or Section 8.1(d)(iii) to the extent the definitive agreement contemplated therein is with an Excluded Party (and or its Affiliates) and such definitive agreement is entered into within five (5) Business Days following the end of the Go-Shop Period or (B) an amount equal to $27,284,046 if the Termination Fee becomes payable in connection with the other circumstances of this Section 8.3(a) (less any Parent Expenses previously paid by the Company pursuant to Section 8.3(f)).

Any payments required to be made under this Section 8.3(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the earlier to occur of (1) the execution of a definitive agreement with respect to a Competing Proposal and (2) consummation of any transaction contemplated by a Competing Proposal, (y) in the case of clause (ii) above, immediately prior to or substantially concurrently with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

(b)                                       If the Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company an amount equal to $50,370,547 (the “Reverse Termination Fee”) by wire transfer of same day funds to the account or accounts designated by the Company not later three (3) Business Days following such termination.

(c)                                        Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company or Parent be required to pay the Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion.

(d)                                       Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s rights set forth in Section 9.9, (i) the Company’s receipt of payment of the Reverse Termination Fee pursuant to Section 8.3(b) shall, in circumstances in which the Reverse Termination Fee is owed pursuant to Section 8.3(b), constitute the sole and exclusive monetary remedy of the Company and the Company Related Parties against Parent, Acquisition Sub, the Guarantors, the Financing Sources or any of their respective former, current or future, direct or indirect, general or limited partners, stockholders, members, equityholders, controlling persons, managers, directors, officers, employees, Affiliates, agents, Representatives or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement or the Debt Financing to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or the Debt Financing (except that Siris Capital Group, LLC shall also be obligated with respect to the Confidentiality Agreement, Parent shall also be obligated with respect to Section 8.3(e) and Section 8.6 and for any of its expense reimbursement and indemnification obligations contained in Section 6.12 and the Guarantor shall also be obligated pursuant to the terms and conditions of the Guaranty (collectively, the “Additional Amounts”); and (ii) in the event Parent and Acquisition Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for the Company’s rights set forth in Section 9.9, the sole and exclusive remedy of the Company and the Company Related Parties (whether at law, in equity, in contract, in tort or otherwise) against Parent and the Parent Related Parties in respect of this Agreement, the Financing Commitments and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with (and subject to the conditions of) Article VIII and collect, if due, the Reverse Termination Fee, and upon payment of such Reverse Termination Fee in accordance with Section 8.3(b), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Financing Commitments or any of the transactions contemplated hereby or thereby, other than any Additional Amounts, if and when due.  For the avoidance of doubt, the amount of the Reverse Termination Fee is intended to serve as a cap on the maximum aggregate liability of Parent or any Parent Related Party under this Agreement in the event Parent or Acquisition Sub fail to effect the Closing in accordance with this Agreement or otherwise breach this Agreement or fail to perform hereunder; except that such cap shall in no event or circumstance apply to any Additional Amounts that may be due or payable by any Parent Related Party pursuant to the terms of this Agreement (including for such purposes the Guaranty or the Confidentiality Agreement).  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s or Parent’s designee(s)’, as the case may be, right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a) and/or the right to receive payment of the Parent Expenses pursuant to Section 8.3(f), shall, in circumstances in which the Termination Fee or Parent Expenses (as applicable) are owed, constitute the sole and exclusive monetary remedy (other than Parent’s or Parent’s designee(s)’, as the case may be, right, after having received the Parent Expenses, to receive the Termination Fee less the Parent Expenses in the circumstances expressly contemplated in Section 8.3(a)) of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, equityholders, controlling persons, managers, directors, officers, employees, Affiliates, agents, Representatives or assignees of any of the foregoing (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that the Company shall also be obligated with respect to Section 8.3(e) and Section 8.6).

(e)                                        Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee, Parent Expenses and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company, Parent or Parent’s designee(s), as the case may be, in the circumstances in which such fee or expenses are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(f)                                         In the event this Agreement is terminated pursuant to Section 8.1(b)(iii), then the Company shall pay Parent or Parent’s designee(s), as the case may be (by wire transfer of immediately available funds), the reasonable and documented out-of-pocket fees and expenses incurred by Parent and Acquisition Sub in connection with this Agreement and the transactions contemplated by this Agreement including the fees and expenses of counsel, accountants, investment bankers, experts and consultants in an amount not to exceed $8.4 million (the “Parent Expenses”); provided, that any payment of the Parent Expenses shall not affect Parent’s or Parent’s designee(s)’, as the case may be, right to receive any reimbursement of expenses otherwise due under Section 8.6 or any Termination Fee otherwise due under Section 8.1(a), but shall reduce, on a dollar for dollar basis, any Termination Fee that becomes due and payable under Section 8.1(a).

Section 8.4                                    Amendment.  This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that (a) there shall be no amendment that decreases the Merger Consideration, and (b) after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law.  Notwithstanding anything in this Section 8.4 to the contrary, the provisions of Section 8.3(d), Section 9.7(b), Section 9.7(c), Section 9.8(b), Section 9.9(c), the last sentence of Section 9.10(a) and Section 9.12 shall not be amended, modified or supplemented in a manner that would adversely affect the rights of any Financing Source without the prior written consent of such adversely affected Financing Source.

Section 8.5                                    Extension; Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and

(c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6                                    Expenses; Transfer Taxes.  Except as expressly set forth herein (including Section 8.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, provided that Parent shall pay all costs and expenses in connection with the filings of the notification and report forms under the HSR Act in connection with the transactions contemplated by this Agreement; provided, further, that the Company shall promptly reimburse Parent for 50% of the aggregate of amount of such costs and expenses as promptly as practicable (and in any event within two (2) Business Days) following the termination of this Agreement pursuant to Section 8.1(c)(ii), Section 8.1(d)(i), Section 8.1(d)(ii) or Section 8.1(d)(iii).  Other than Taxes imposed upon holders of Company Common Stock or Company Equity Awards, Parent shall pay, or cause the Surviving Corporation to pay, all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                    Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2                                    Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail (provided that, in the case of electronic mail, such confirmation is not automated), addressed as follows:

if to Parent or Acquisition Sub:

c/o Siris Capital Group, LLC
601 Lexington Avenue, 59th Floor
New York, NY 10022
Phone: (212) 231-0095
Fax: (212) 231-2680
Email: berger@siriscapital.com
Attention: Peter Berger

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, CA 90067
Phone: (212) 310-7500
Fax: (212) 310-7502
Email: dclivner@stblaw.com
Attention: Daniel Clivner, Esq.

if to the Company:

Digital River, Inc.
10380 Bren Road West
Minnetonka, MN 55343
Phone: (952) 253-1234
Fax: (952) 253-8497
Email: kcrudden@digitalriver.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Phone: (212) 735-3000
Fax: (212) 735-2000
Email: Stephen.Arcano@skadden.com
Attention: Stephen F. Arcano, Esq.

and:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Phone: (312) 407-0700
Fax: (312) 407-0411
Email: Shilpi.Gupta@skadden.com
Attention: Shilpi Gupta, Esq.

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3                                    Interpretation; Certain Definitions.

(a)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)                                 Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section (other than any matters required to be disclosed for purposes of Section 4.2(a) or Section 4.9(b) of this Agreement, which matters shall be specifically disclosed in the respective corresponding section or subsections of the Company Disclosure Letter).  The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)                                  The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”  Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.  The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to October 23, 2014, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).  Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).  All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4                                    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.  Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guaranty.

Section 9.5                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.  Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6                                    Entire Agreement.  This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guaranty, the

Equity Commitment Letters, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7                                    No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 6.6 and this Section 9.7 from and after the Effective Time), (b) the Financing Sources under the Debt Financing (with respect to Section 8.3(d), the last sentence of Section 8.4, this Section 9.7, Section 9.8(b), Section 9.10 and Section 9.12) and (c) the Parent Related Parties (with respect to Section 8.3(d) and Section 9.9) and the Company Related Parties (with respect to Section 8.3(d) and Section 9.9), are intended third-party beneficiaries hereof.

Section 9.8                                    Governing Law.

(a)                                       This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)                                       Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any action or proceeding before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.9                                    Specific Performance.

(a)                                       The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  Notwithstanding anything to the contrary contained herein, this Section 9.9 is not intended and shall not be construed to limit in any way the provisions of Section 8.3(d).

(b)                                       Notwithstanding Section 9.9(a) or anything else to the contrary in this Agreement, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent and/or Acquisition Sub to cause the Equity Financing to be funded and draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letters and/or to cause Parent and/or Acquisition Sub to consummate the transactions contemplated hereby and to effect the Closing in accordance with Section 2.2, in each case if, and only if, all of the following conditions have been satisfied: (i) all conditions in Section 7.1 and Section 7.2 (but subject to the fulfillment or waiver of those conditions) have been satisfied, and remain satisfied, at the time when the Closing would have occurred (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) but for the failure of the Financing to be funded, (ii) Parent and Acquisition Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (iii) the Debt Financing provided for by the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 6.11(c), pursuant to the commitments with respect thereto) has been funded or is required under the terms of the Debt Commitment Letter to be funded at the Closing if the Equity Financing is funded at the Closing and (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing would occur.

(c)                                        The Company hereby covenants and agrees that it shall not, and shall cause its Subsidiaries not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Financing Commitments, the Guaranty or the negotiation, execution, performance, abandonment or termination of the transactions contemplated hereby or thereby (whether at law or in equity, under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil) against Parent or any Parent Related Party except for claims: (i) against Parent and/or Acquisition Sub in accordance with and pursuant to the terms of this Agreement (including this Section 9.9, and including the Company’s right to specific performance of Parent’s and/or Acquisition Sub’s obligations under this Agreement with respect to the Debt Financing (including to cause Parent and/or Acquisition Sub to enforce the terms of the Debt Financing Commitment against the Debt Financing Sources)); (ii) against Parent and/or Acquisition Sub for indemnification or expense reimbursement under Section 6.6, Section 6.12 or Section 8.3(e); (iii) against the Guarantor under the Guaranty, subject to the terms and limitations thereof; (iv) against the Equity Financing Sources for specific performance of their respective obligations under the Equity Commitment Letters to fund their respective commitments thereunder, subject to the terms and limitations thereof if, and only if, the conditions of Section 9.9(b) have been satisfied; and (v) against Siris Capital Group, LLC under the Confidentiality Agreement, subject to the terms and limitations thereof (the claims described in clauses (i) through (v) collectively, the “Retained Claims”).  For the avoidance of doubt, in no event shall the exercise of the Company’s right to pursue a grant of specific performance pursuant to this Section 9.9 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement and receive payment of the Reverse Termination Fee under Section 8.3(b) (if due); provided, that (A) under no circumstances shall the Company be permitted or entitled to receive both (1) a grant of specific performance of the obligation to close contemplated by Section 9.9 that results in the Merger occurring and (2) the Reverse Termination Fee, (B) in no event shall the Company seek equitable relief or to recover money damages from Parent or any Parent Related Party in connection with the transactions contemplated by this Agreement other than pursuant to a Retained Claim and (C) in no event shall the Company or any Company Related Party seek to recover any money damages in excess of the Reverse Termination Fee plus any Additional Amounts from Parent or any Parent Related Party in connection with the transactions contemplated by this Agreement.

Section 9.10                             Consent to Jurisdiction.

(a)                                       Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware.  Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  The parties hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any Financing Source in connection with the transactions contemplated under this Agreement.

(b)                                       Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11                             Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.  Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12                             WAIVER OF JURY TRIAL.  EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE FINANCING COMMITMENTS).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DANUBE PRIVATE HOLDINGS II, LLC

By:	/s/Peter Berger
Name: Peter Berger
Title: Chairman

DANUBE PRIVATE ACQUISITION CORP.

By:	/s/Peter Berger
Name: Peter Berger
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

DIGITAL RIVER, INC.

By:	/s/Thomas F. Madison
Name: Thomas F. Madison
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

As used in the Agreement, the following terms shall have the following meanings:

“2014 Cash Bonuses” shall have the meaning set forth in Section 6.9(g).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(a).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Additional Amounts” shall have the meaning set forth in Section 8.3(d).

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(f).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(f).

“Alternative Financing” shall have the meaning set forth in Section 6.11(c).

“Anti-Money Laundering Law” shall have the meaning set forth in Section 4.5(e).

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Antitrust Laws” shall have the meaning set forth in Section 4.4.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Agreement” shall have the meaning set forth in Section 6.9(f).

“Company Benefit Plan” shall have the meaning set forth in Section 4.12.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean the Company Options, the Company Restricted Stock and the Other Company Awards (including Performance Share Awards), collectively.

“Company ESPP” shall mean the Company’s Amended & Restated 2011 Employee Stock Purchase Plan.

“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would occur: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company or its Subsidiaries operate; (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s securities, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any failure by the Company to meet published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters; (viii) the negotiation, announcement, consummation or existence of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the negotiation, announcement and performance of this Agreement or the identity of the parties to this Agreement (or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries), or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; (ix) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement; and (x) any actions taken (or omitted to be taken) at the written request of Parent; provided, that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company or its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.16.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Benefit Plans.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

“Company Related Parties” shall have the meaning set forth in Section 8.3(d).

“Company Restricted Stock” shall mean any outstanding shares of restricted stock (including those subject to performance-based or time-based vesting) granted pursuant to the Company Benefit Plans.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company Welfare Plans” shall have the meaning set forth in Section 6.9(c).

“Competing Proposal” shall have the meaning set forth in Section 6.5(i)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated August 20, 2014, between Siris Capital Group, LLC and the Company.

“Consent” shall have the meaning set forth in Section 4.4.

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Notes Indenture” shall have the meaning set forth in Section 6.13.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Debt Financing Sources” shall mean the Persons that are counterparties to the Debt Commitment Letter and their officers, directors, employees, agents and representatives.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Environmental Laws” shall mean all Laws (including common law), statutes, ordinances or other legally enforceable requirement relating to pollution or protection of the environment or, to the extent relating to exposure to Hazardous Materials, of human health or employee health and safety, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes.

“Environmental Permits” shall have the meaning set forth in Section 4.18(a).

“Equity Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“Equity Financing Sources” shall mean the Persons that are counterparties to the Equity Commitment Letters and their officers, directors, employees, agents and representatives.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Excluded Party” shall have the meaning set forth in Section 6.5(i)(ii).

“Final Purchase Date” shall have the meaning set forth in Section 3.3(d).

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Agreements” shall have the meaning set forth in Section 6.11(c).

“Financing Commitments” shall have the meaning set forth in Section 5.7(a).

“Financing Sources” shall mean the Debt Financing Sources and the Equity Financing Sources, collectively.

“GAAP” shall mean the United States generally accepted accounting principles, as consistently applied.

“Go-Shop Period” shall have the meaning set forth in Section 6.5(a).

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory (including any stock exchange), judicial, self-regulatory organization or administrative authority, agency, body, court or commission or other legislative, judicial or governmental body.

“Guarantor” shall have the meaning set forth in the Recitals.

“Guaranty” shall have the meaning set forth in the Recitals.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, and any other substance or waste that is defined or regulated as “hazardous”, “toxic” or words of similar import by, or that could reasonably be expected to give rise to liability under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Insurance Policies” shall have the meaning set forth in Section 4.23.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(b).

“Intervening Event” shall have the meaning set forth in Section 6.5(f).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of the following officers and employees of the Company and Parent, as applicable: (i) for the Company: Dave Dobson, Stefan Schulz, Ted Cahall, Tom Peterson, Kevin Crudden, Stewart Sagastume and Souheil Badran; and (ii) for Parent: Frank Baker, Peter Berger and Jeffrey Hendren.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, judgments, injunctions, rulings, decrees or similar requirement enacted, adopted or promulgated or applied by any Governmental Authority.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any Subsidiary holds any Leased Real Property.

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, restrictions on transfer, right of first offer, right of first refusal, adverse ownership interests or rights, security interests or charges of any kind.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Litigation” shall have the meaning set forth in Section 6.3(a).

“Morgan Stanley” shall have the meaning set forth in Section 4.21.

“Non-US Plans” shall have the meaning set forth in Section 4.12(g).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(g).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(g).

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, writ, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Other Company Awards” shall mean an equity-based award granted pursuant to the Company Benefit Plans, other than Company Options and Company Restricted Stock.

“Other Company Award Payment” shall have the meaning set forth in Section 3.3(c).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expenses” shall have the meaning set forth in Section 8.3(f).

“Parent Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that has or would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Acquisition Sub of its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(d).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Performance Share Award” shall mean any Other Company Award that is subject to performance-based vesting conditions.

“Performance Share Award Payment” shall have the meaning set forth in Section 3.3(e).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Company Material Adverse Effect, including, but not limited to, Liens for any supplemental Taxes or assessments not shown by the public records, (iv) Liens disclosed on existing title reports or existing surveys and (v) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Post-Closing Plans” shall have the meaning set forth in Section 6.9(b).

“Post-Closing Welfare Plans” shall have the meaning set forth in Section 6.9(c).

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” shall have the meaning set forth in Section 6.4.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Retained Claims” shall have the meaning set forth in Section 9.9(c).

“Reverse Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Sanctioned Country” shall have the meaning set forth in Section 4.5(c).

“Sanctions” shall have the meaning set forth in Section 4.5(c).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.6(a).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933.

“Solvent” shall have the meaning set forth in Section 5.13.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(i)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Returns” shall mean returns, declarations, reports, information statements, and claims for refunds, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or converted pursuant to Section 3.1(a)) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act and any similar Laws.

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITAL RIVER, INC.

(a Delaware corporation)

ARTICLE ONE

The name of the corporation is Digital River, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended, the “DGCL”).

ARTICLE FOUR

The total number of shares of all classes of stock which the Corporation has authority to issue is 2,000, which shall be divided into two classes as follows:

One thousand (1,000) shares of common stock, with a par value of $0.001 per share (“Common Stock”); and

One thousand (1,000) shares of preferred stock, with a par value of $0.001 per share (“Preferred Stock”).

The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL.  The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

A.                                    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

B.                                    No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

C.                                    Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL.  In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL.  Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation shall be conclusively presumed to be serving in such capacity at the request of the Corporation.  The rights to indemnification and advancement of expenses conferred by this ARTICLE EIGHT shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled.  The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.

D.                                    If a claim under this ARTICLE EIGHT is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.

E.                                     If the DGCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this ARTICLE EIGHT shall be broadened to the fullest extent permitted by the DGCL, as so amended.

F.                                      Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this ARTICLE EIGHT, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities.  Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder.  In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights.  Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this paragraph (F) of ARTICLE EIGHT, entitled to enforce this paragraph (F) of ARTICLE EIGHT.

For purposes of this paragraph (F) of ARTICLE EIGHT, the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

G.                                    Any repeal or modification of this ARTICLE EIGHT shall be prospective and shall not affect the rights under this ARTICLE EIGHT in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

A.                                    In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Siris Capital Group, LLC (“Siris”) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) Siris and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this ARTICLE TEN are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Siris, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.                                    None of (i) Siris or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this ARTICLE TEN.  Subject to said Section (C) of this ARTICLE TEN, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

C.                                    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this ARTICLE TEN shall not apply to any such corporate opportunity.

D.                                    In addition to and notwithstanding the foregoing provisions of this ARTICLE TEN, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.                                     For purposes of this ARTICLE TEN, (i) “Affiliate” shall mean (a) in respect of Siris, any Person that, directly or indirectly, is controlled by Siris, controls Siris or is under common control with Siris and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.                                      To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TEN.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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